Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054
Jeff Andreson	Claire McAdams
Chief Financial Officer	Headgate Partners LLC
(408) 986-9888	(530) 274-0551
INTEVAC ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2007
Net Income Significantly Exceeds Expectations
Santa Clara, Calif.—November 1, 2007—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and nine months ended September 29, 2007.
Net income for the quarter was $8.4 million, or $0.38 per diluted share, on 22.1 million weighted-average shares outstanding. Net income included $1.8 million of stock-based compensation expense, equivalent to $0.07 per diluted share. Third quarter earnings include the effect of adjusting the Company’s 2007 year-to-date income tax provision to an effective tax rate of 24.0%, from the 26.9% tax rate provided for in the second quarter of 2007. For the third quarter of 2006, net income was $9.0 million, or $0.41 per diluted share, on 21.9 million weighted average shares outstanding, which included $878,000 of stock-based compensation expense, equivalent to $0.04 per diluted share.
Revenues for the quarter were $50.6 million, including $44.9 million of Equipment revenues and Imaging revenues of $5.7 million. Equipment revenues consisted of four 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Imaging revenues consisted of $4.5 million of research and development contracts and $1.2 million of product sales. In the third quarter of 2006, revenues were $54.8 million, including $51.6 million of Equipment revenues and $3.2 million of Imaging revenues, which included $465,000 of product sales.
Equipment and Imaging gross margins for the third quarter of 2007 rose to 48.9% and 44.5%, respectively, from 42.5% and 41.1% in the third quarter of 2006. Equipment margins improved significantly due to a record high level of technology upgrades and spares business relative to systems business. Imaging margins improved primarily as the result of securing higher-margin development contracts. Consolidated gross margins improved to 48.6%, from 42.5% in the third quarter of 2006.
Operating expenses for the quarter totaled $16.5 million, or 32.6% of revenues, versus $14.1 million, or 25.8% of revenues, in the third quarter of 2006 and $17.5 million, or 24.3% of revenues, in the second quarter of 2007. Operating expenses declined sequentially but grew as a percentage of revenue in the third quarter, as overall spending on operating expenses was reduced while revenue declined 30% from the second quarter of 2007. Total operating expenses increased versus the third quarter of 2006 primarily because of increased spending on development of new Equipment products, increased business development expense and higher stock-based compensation expense.
Net income for the first nine months of 2007 was $29.8 million, or $1.34 per diluted share, on 22.2 million weighted-average shares outstanding. Net income included $4.5 million of stock-based compensation expense, equivalent to $0.15 per diluted share. For the first nine months of 2006, net income was $25.4 million, or $1.16 per diluted share, on 21.9 million weighted average shares outstanding, which included $2.0 million of stock-based compensation expense, equivalent to $0.08 per diluted share.

Revenues for the first nine months were $199.1 million, including $185.9 million of Equipment revenues and $13.2 million of Imaging revenues. Equipment revenues consisted of twenty-nine 200 Lean® systems as well as disk lubrication systems, equipment upgrades, spares, consumables and service. Imaging revenues consisted of $9.8 million of research and development contracts and $3.4 million of product sales. In the first nine months of 2006, revenues were $164.0 million, including $155.7 million of Equipment revenues and $8.3 million of Imaging revenues, which included $1.3 million of product sales.
Equipment and Imaging gross margins for the first nine months of 2007 increased to 44.6% and 40.8%, respectively, from 38.0% and 31.6% in the first nine months of 2006. Equipment margins improved primarily due to record high sales of technology upgrades and spares as well as reduced manufacturing costs. Imaging margins increased primarily as the result of securing higher-margin development contracts, higher factory utilization and an increased percentage of revenue derived from higher-margin product shipments. Consolidated gross margins improved to 44.3%, from 37.7% in first nine months of 2006.
Operating expenses for the first nine months of 2007 totaled $53.7 million, or 27.0% of revenues, versus $36.1 million, or 22.0% of revenues, in the first nine months of 2006. Operating expenses grew primarily as the result of increased spending on development of new Equipment products, increased business development expense, legal expenses associated with patent litigation and higher stock-based compensation expense.
Order backlog totaled $31.2 million on September 29, 2007, compared to $57.5 million on June 30, 2007, and $129.7 million on September 30, 2006. Backlog as of September 29, 2007 includes one 200 Lean® system, compared to four on June 30, 2007 and twenty-four on September 30, 2006.
“I am pleased to report third-quarter profits that exceeded our expectations, demonstrating that we have continued to control our operating expenses in accordance with the cyclical nature of the data storage industry,” commented Kevin Fairbairn, president and chief executive officer of Intevac. “We also achieved a significant milestone in the third quarter, in that our Imaging Instrumentation business generated its first operating profit. Our Imaging business continues to represent a significant growth driver for Intevac, and we are excited about the new market opportunities presented by our recently-announced acquisition of Creative Display Systems. Finally, we continue to make good progress towards meeting the demanding specifications of leading-edge semiconductor customers in order to achieve qualification of our Lean EtchTM tool in 2008.”
Conference Call Information
The Company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PT (4:30 p.m. ET). To participate in the teleconference, please call toll-free (800) 291-8929 prior to the start time. For international callers, the dial-in number is (706) 634-0478. You may also listen live via the Internet at the Company’s website, www.Intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. ET. You may access the playback by calling (800) 642-1687 or, for international callers (706) 645-9291, and providing conference ID 17957836.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Imaging Instrumentation.

Equipment Business: Intevac is a leader in the design, manufacture and marketing of high-productivity “lean” manufacturing systems and has been producing “Lean Thinking” platforms since 1994. We are the leading supplier of magnetic media sputtering equipment to the hard disk drive industry and offer leading-edge, high-productivity etch systems to the semiconductor industry.
Imaging Instrumentation Business: Intevac is a leader in the development of leading-edge, high-sensitivity imaging products and miniature Raman instruments. We provide sensors, cameras and systems for government applications such as night vision and long-range target identification and we provide cameras and Raman systems to the industrial, physical science and life science markets.
For more information call 408-986-9888, or visit the Company’s website at www.intevac.com.
Lean Etch™ is a trademark, and 200 Lean® is a registered trademark, of Intevac, Inc.
Safe Harbor Statement
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, expected growth of its Imaging Instrumentation business and success of the CDS acquisition, expected shipment of Lean EtchTM evaluation tools and management of the Company’s operating expenses. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. These risks include, but are not limited to: failure to increase Imaging Instrumentation revenues, manage operating expenses or ship Lean EtchTM systems, each of which could have a material impact on our business, our financial results, and the Company’s stock price. These risks and other factors are detailed in the Company’s regular filings with the U.S. Securities and Exchange Commission.
[Financial tables on following pages]

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	3 months ended		9 months ended
	Sept. 29,	Sept. 30,	Sept 29,	Sept. 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues
Equipment	$44,920	$51,625	$185,885	$155,663
Imaging	5,684	3,204	13,198	8,328

Total net revenues	$50,604	$54,829	$199,083	$163,991

Gross profit	24,615	23,280	88,224	61,848
Gross margin
Equipment	48.9%	42.5%	44.6%	38.0%
Imaging	44.5%	41.1%	40.8%	31.6%

Consolidated	48.6%	42.5%	44.3%	37.7%

Operating expenses
Research and development	9,437	8,571	31,277	20,422
Selling, general and administrative	7,062	5,565	22,414	15,683

Total operating expenses	16,499	14,136	53,691	36,105

Operating income/(loss)
Equipment Products	8,477	9,833	39,308	29,287
Imaging	35	(673)	(3,080)	(3,701)
Corporate	(396)	(16)	(1,695)	157

Total operating profit	8,116	9,144	34,533	25,743

Other income	1,797	1,113	4,655	2,440

Profit before provision for income taxes	9,913	10,257	39,188	28,183
Provision for income taxes	1,549	1,244	9,427	2,826

Net income	$8,364	$9,013	$29,761	$25,357

Income per share
Basic	$0.39	$0.43	$1.39	$1.21
Diluted	$0.38	$0.41	$1.34	$1.16
Weighted average common shares outstanding
Basic	21,519	21,082	21,403	20,967
Diluted	22,130	21,889	22,155	21,888
-more-

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Sept. 29,	Dec. 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets
Cash, cash equivalents and short term investments	$132,902	$95,035
Accounts receivable, net	18,553	39,927
Inventories	16,394	37,942
Deferred tax assets	4,100	3,269
Prepaid expenses and other current assets	2,099	2,506

Total current assets	174,048	178,679

Long term investments	14,000	8,000
Property, plant and equipment, net	14,929	13,546
Investment in 601 California Avenue LLC	2,431	2,431
Deferred tax assets	1,312	1,312
Goodwill	5,434	—
Other long-term assets	2,243	2,035

Total assets	$214,397	$206,003

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable	$1,968	—
Accounts payable	5,468	$15,994
Accrued payroll and related liabilities	9,238	11,769
Other accrued liabilities	5,868	6,612
Customer advances	6,017	26,243

Total current liabilities	28,559	60,618

Other long-term liabilities	2,497	1,075
Shareholders’ equity
Common stock	103,085	99,468
Paid in Capital	12,880	7,319
Accumulated other comprehensive income	446	354
Retained earnings	66,930	37,169

Total shareholders’ equity	183,341	144,310

Total liabilities and shareholders’ equity	$214,397	$206,003

-more-

SUPPLEMENTAL INFORMATION REGARDING IMPACT OF THE ADOPTION OF SFAS 123(R)
(In Thousands, except per share amounts)
(Unaudited)
The effect of recording stock-based compensation for the three- and none-month periods ended September 29, 2007 and September 30, 2006 were as follows:

	Three Months Ended		Nine Months Ended
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2007	2006	2007	2006
Stock-based compensation by type of award:
Stock options	$1,677	$791	$3,991	$1,687
Employee Stock Purchase Plan	191	148	619	432
Amounts capitalized as inventory	(32)	(61)	(105)	(85)

Total stock-based compensation	1,836	878	4,505	2,034
Tax effect on stock-based compensation	285	106	1,081	203

Net effect on net income	$1,551	$772	$3,424	$1,831

Effect on earnings per share:
Basic	$0.07	$0.04	$0.16	$0.09
Diluted	$0.07	$0.04	$0.15	$0.08
     Approximately $105,000 and $85,000 of stock-based compensation was capitalized in inventory at September 29, 2007 and September 30, 2006, respectively.